UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant   ☐
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☐ Preliminary Proxy Statement
 ☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a−6(e)(2))
 ☐ Definitive Proxy Statement
 ☑ Definitive Additional Materials
 ☐ Soliciting Material under §240.14a−12

BRC Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Supplement to the Proxy Statement for the Annual Meeting of Stockholders

The following information relates to and supplements the definitive proxy statement (the “Proxy Statement”) of BRC Inc. (the “Company”), furnished to stockholders of the Company in connection with the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually at www.virtualshareholdermeeting.com/BRCC2024 on April 30, 2024, at 11:00 a.m. (Eastern Time), which was filed with the Securities and Exchange Commission (the “SEC”) on March 18, 2024.

This supplement to the Proxy Statement is being filed to correct the disclosure in the section titled “Broker Non-Votes and Abstentions” set forth on page 10 of the Proxy Statement to clarify the information related to the treatment of broker non-votes and abstentions with respect to the proposals set forth in the Proxy Statement, including Proposal No. 3 Approval of an Amendment to our Amended and Restated Certificate of Incorporation to Limit the Liability of Certain Officers of the Company (“Proposal No. 3”).

The Proxy Statement incorrectly stated that, “Broker non-votes and abstentions are counted for quorum purposes but will not be counted as votes cast either for or against a proposal. In other words, broker non-votes and abstentions are not considered “votes cast.” Accordingly, broker non-votes and abstentions will have no impact on the outcome of the proposals contained in this Proxy Statement.” Because Proposal No. 3 requires the affirmative vote of the holders of a majority in voting power as of the Company's March 4, 2024 record date, any broker non-votes or shares that are voted “abstain” will be treated the same as voting “against” Proposal No. 3.

Other than the revised language below, no other changes have been made to the Proxy Statement and it continues to be in full force and effect as originally filed with the SEC and the Board of Directors of the Company continues to seek the vote of Company stockholders on each of the proposals to be voted on at the Annual Meeting as recommended in the original filing.

Except as described in this supplement, the information provided in the Proxy Statement continues to apply. To the extent that information in this supplement differs from or updates information contained in the Proxy Statement, the information in this supplement is more current. The Proxy Statement contains additional information. This supplement should be read in conjunction with the Proxy Statement.

The Proxy Statement is hereby supplemented and amended as follows:

The disclosure provided in the section titled “Broker Non-Votes and Abstentions” as set forth on page 10 of the Proxy Statement, is hereby replaced in its entirety as follows:

Broker Non-Votes and Abstentions

For certain proposals, brokers may not have discretionary authority to vote on a particular matter if they have not received specific instructions from the beneficial owner of the shares (“broker non-votes”). Banks, brokerage firms, and other nominees who hold our shares in street name for their customers generally have authority to vote on “routine” proposals such as the ratification of auditors when they have not received instructions from beneficial owners. However, they are precluded from exercising their voting discretion with respect to the election of directors or other non-routine matters, such as Proposal No. 3 Approval of an Amendment to our Amended and Restated Certificate of Incorporation to Limit the Liability of Certain Officers of the Company.

Broker non-votes and abstentions are counted as being present for purposes of determining whether a quorum is present, but will not be considered “votes cast” with respect to any of the proposals contained in this Proxy Statement. Accordingly, broker non-votes and abstentions will have no impact on the outcome of Proposal No. 1 or Proposal No. 2  contained in this Proxy Statement. However, broker non-votes, abstentions and any failure to vote on Proposal No. 3 Approval of an Amendment to our Amended and Restated Certificate of Incorporation to Limit the Liability of Certain Officers of the Company will have the same effect as voting “against” such proposal.